Exhibit 99.1

Press Release

April 29, 2010

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 1st QUARTER of 2010

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank, reports net income available to common shareholders of $2.8 million or $0.16 per common share for the first quarter of 2010 compared to net income available to common shareholders of $2.4 million or $0.14 per common share for the same quarter in 2009.  “We are pleased to see continued improvement in our earnings over the past three quarters,” said Chairman Jack Wahlig.

The improvement in net income can largely be attributed to a reduction in the quarterly provision for loan losses.  The results for the first quarter of 2010 included a provision for loan losses of $2 million compared to $3.5 million a year ago.  The allowance for loan losses as a percentage of loans outstanding as of March 31, 2010, was 2.04 percent.  This is up from 1.61 percent a year ago.  Management believes the allowance is adequate to absorb the losses inherent in the loan portfolio, although the uncertain economic environment will continue to be a significant determinant of future loan losses.  During the first quarter of this year, total nonperforming assets increased by $3.5 million to $56.5 million.  The following changes in nonperforming assets took place during the quarter: nonaccrual loans decreased by $0.9 million, restructured loans increased by $3.7 million, and other real estate owned grew by $1.6 million.  Although the level of nonperforming assets remains higher than we like, the nonperforming assets that have been liquidated were sold at or near the carrying value of those assets.  It should be noted that while restructured loans are considered nonperforming assets for regulatory purposes, those loans are earning interest income, albeit at a lower level than before the loans were restructured.  Loans outstanding totaled $992 million at March 31, 2010, down from $1.12 billion a year ago.  Demand for new loans continues to be soft.

West Bank’s deposits totaled $1.36 billion at March 31, 2010, compared to $1.19 billion a year ago.  Deposits associated with SmartyPig®, the online savings program developed by Des Moines entrepreneurs, totaled $231 million at quarter end.  As previously reported, SmartyPig’s® success in attracting deposits is outgrowing West Bank and at this time we would expect the SmartyPig® deposits to transition to a much larger bank by the end of the second quarter.  West Bank has been planning for this transfer and has adequate liquidity to facilitate that transfer.

At its quarterly meeting on April 28, 2010, the Board of Directors of the Company voted to forgo a quarterly dividend on its common stock.  The Company will pay the United States Treasury $450,000 on May 15, 2010, as a quarterly preferred stock dividend.

The Company and West Bank continue to be well-capitalized under all regulatory measures.  The following are the regulatory capital ratios as of March 31, 2010:

	Requirements to Be
	Well-Capitalized		Actual
	Amount	Ratio	Amount	Ratio

As of March 31, 2010:
Total Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	$172,947	14.8%
West Bank	$116,456	10.0%	168,255	14.4%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	158,137	13.5%
West Bank	69,873	6.0%	143,516	12.3%

Tier I Capital (to Average Assets)
Consolidated	n/a	n/a	158,137	9.7%
West Bank	81,796	5.0%	143,516	8.8%

At its regularly scheduled meeting on April 28, 2010, the Board of Directors of West Bank entered into a memorandum of understanding with the Iowa Division of Banking (“IDOB”) and the Federal Deposit Insurance Corporation.  Given the level of nonperforming assets at West Bank, this is not unexpected.  The agreement directs West Bank to seek approval from the IDOB in order to pay dividends to the Company for the purpose of paying dividends to common shareholders and establishes a requirement for West Bank’s Total Capital ratio to be at least 12% and it’s Tier 1 Capital to Average Assets ratio to be at least 8%.  As shown in the table above, West Bank’s capital ratios exceed those requirements.  The agreement also outlines other requirements.  We do not believe the provisions of the agreement will have an adverse effect on the operations of West Bank.

The Company filed its quarterly report on Form 10-Q and a Form 8-K with the Securities and Exchange Commission after the stock markets closed today.  Please refer to those documents for a more in-depth discussion of our results and the agreement with the IDOB.  These documents are available on the Investor Relations section of West Bank’s website at www.westbankiowa.com.

The Company will discuss its first quarter 2010 results during a conference call scheduled for 2:00 p.m. central time, Friday, April 30, 2010.  The telephone number for the conference call is 800-860-2442.  A recording of the call will be available until May 31, 2010, at 877-344-7529, pass code: 436691.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa.  Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses.  West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio, and capital ratios.  Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “intends,” “should,” or “anticipates,” or similar references or references to estimates or predictions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements and costs, including, but not limited to, actions of the Securities and Exchange Commission, the United States Department of the Treasury, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or the Iowa Division of Banking; changes in the Treasury’s Capital Purchase Program; and customers’ acceptance of the Company’s products and services.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)
			March 31,	March 31,
CONSOLIDATED STATEMENTS OF CONDITION			2010	2009
Assets
Cash and due from banks			$26,786	$28,753
Short-term investments			269,625	213,423
Securities			330,851	184,524
Loans held for sale			1,381	984
Loans			992,101	1,122,415
Allowance for loan losses			(20,273)	(18,015)
Loans, net			971,828	1,104,400
Goodwill			-	13,376
Bank-owned life insurance			25,618	24,806
Other real estate owned			26,974	3,260
Other assets			38,262	39,187
Total assets			$1,691,325	$1,612,713

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing			$220,019	$202,784
Interest-bearing:
Demand			162,790	117,671
Savings			576,090	266,529
Time of $100,000 or more			275,298	322,684
Other Time			121,757	284,555
Total deposits			1,355,954	1,194,223
Short-term borrowings			66,466	110,128
Long-term borrowings			125,619	145,619
Other liabilities			6,312	11,417
Stockholders' equity			136,974	151,326
Total liabilities and stockholders' equity			$1,691,325	$1,612,713

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income (Loss)	Dividends	High	Low
2010
1st quarter	$0.16	$-	$6.64	$4.80

2009
1st quarter	$0.14	$0.08	$12.40	$4.36
2nd quarter	(1.32)	0.01	9.50	5.00
3rd quarter	0.08	-	6.38	4.61
4th quarter	0.13	-	5.50	4.28

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq
Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended
	March 31,
CONSOLIDATED STATEMENTS OF OPERATIONS	2010	2009
Interest income
Loans	$13,706	$15,022
Securities	1,976	1,837
Other	147	103
Total interest income	15,829	16,962

Interest expense
Deposits	4,040	5,265
Short-term borrowings	56	91
Long-term borrowings	1,599	1,669
Total interest expense	5,695	7,025

Net interest income	10,134	9,937
Provision for loan losses	2,000	3,500
Net interest income after provision for loan losses	8,134	6,437

Noninterest income
Service charges on deposit accounts	838	969
Trust services	208	180
Gains and fees on sales of residential mortgages	187	298
Increase in cash value of bank-owned life insurance	218	182
Gain from bank-owned life insurance	-	840
Other income	821	504
Total noninterest income	2,272	2,973

Investment securities gains (losses), net
Total other-than-temporary impairment losses	-	(1,415)
Portion of loss recognized in other comprehensive income (loss) before taxes	-	-
Net impairment losses recognized in earnings	-	(1,415)
Realized securities gains (losses), net	46	1,453
Investment securities gains (losses), net	46	38

Noninterest expense
Salaries and employee benefits	2,592	2,727
Occupancy	801	815
Data processing	433	410
FDIC insurance expense	562	453
Other expense	1,608	1,689
Total noninterest expense	5,996	6,094

Income before income taxes	4,456	3,354
Income taxes	1,117	417
Income from continuing operations	3,339	2,937

Income from discontinued operations before income taxes	-	7
Income taxes	-	3
Income from discontinued operations	-	4
Net income	3,339	2,941
Preferred stock dividends and accretion of discount	(569)	(567)
Net income available to common stockholders	$2,770	$2,374

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended
	March 31,
SUPPLEMENTAL INFORMATION	2010	2009
Income from continuing operations	$3,339	$2,937
Preferred stock dividends and accretion of discount	(569)	(567)
Net income from continuing operations available to common stockholders	$2,770	$2,370

PERFORMANCE HIGHLIGHTS
Return on average equity	10.04%	7.84%
Return on average assets	0.83%	0.75%
Net interest margin	2.84%	2.87%
Efficiency ratio	46.05%	45.03%